Exhibit 99.1

Horsehead Corporation Announces New $60 Million Credit Facility to Support New Zinc Plant Project

PITTSBURGH--(BUSINESS WIRE)--September 29, 2011--Horsehead Corporation, a wholly-owned subsidiary of Horsehead Holding Corp. (Nasdaq: ZINC), today announced that on September 28, 2011, it entered into a new, five-year senior secured credit facility with PNC Bank, N.A. The new facility provides for borrowings of up to $60 million, subject to a borrowing base, and is secured by substantially all of the tangible and intangible assets of Horsehead Corporation. The Company entered into the new credit agreement to support liquidity needs for the Company’s new, state-of-the-art zinc and diversified metals production facility under construction in Rutherford County, NC, and to allow for the availability of previously restricted cash.

About Horsehead Holding Corp.

Horsehead Holding Corp. (“Horsehead”) (Nasdaq: ZINC) is the parent company of Horsehead Corporation, a leading U.S. producer of specialty zinc and zinc-based products and a leading recycler of electric arc furnace dust, and The International Metals Reclamation Company (“INMETCO”), a leading recycler of metals-bearing wastes and a leading processor of nickel-cadmium (NiCd) batteries in North America. Horsehead, headquartered in Pittsburgh, PA, employs approximately 1,100 people and has seven facilities throughout the U.S. Visit www.horsehead.net for more information.

CONTACT:
Horsehead Corporation
Ali Alavi, Vice President, 724-773-2212